Exhibit 10.4

December 4, 2006

Mr. Steve Roe

Akron Riverview Corn Processors, LLC

4808 F Avenue

Marcus, Iowa  51035

RE:         Proposal for Environmental Permitting Support

Akron, IA Ethanol Plant

Dear Steve:

Air Resource Specialists, Inc. (ARS) is pleased to provide the enclosed proposal and cost estimate for consideration by Akron Riverview Corn Processors, LLC (Akron).  ARS understands that Akron is interested in constructing a grain-to-ethanol plant (approximately 110 MM gal/yr capacity) at a site in Akron, IA.  ARS is providing this proposal for consulting services to obtain the necessary storm water and wastewater discharge permits for the project.  ARS is well qualified to assist Akron and ARS staff are knowledgeable about ethanol production processes, the resultant effluent streams, and the applicable environmental control regulations.

Coverage under the storm water permit for construction activities needs to be obtained prior to starting project construction and is usually one of the critical components for facility development.  ARS’ proposal addresses acquiring this permit as well as the storm water permit for industrial activities, the Spill Prevention Control and Countermeasure (SPCC) Plan, Facility Response Plan (FRP), and the wastewater discharge permit required under the National Pollutant Discharge Elimination System (NPDES).

ARS recommends initiating environmental permitting activities early in the project in order to minimize any potential adverse impacts on the project development schedule.  The proposed scope-of-work and budget is provide below.

Scope-of-Work

Construction Storm Water Permit Application Activities

Typically at an ethanol plant, two storm water permits are required; one covering construction activities and another covering industrial (manufacturing) activities.  This particular proposal and cost estimate covers applicable storm water permitting requirements for both activities.  The industrial storm water (ISW) permit is covered later in the following section of this proposal.  The ISW permit is not required by Akron until plant start-up.

Most states, including Iowa, cover construction sites under a General Construction Storm Water Discharge Permit.  Iowa refers to their permit as the State of Iowa NPDES General Permit Number 2.  Data inputs for a storm water permit application include site location, physical characteristics of the surrounding area, and identification of the receiving waters.  A description of the site-specific sediment and erosion control practices is also needed for inclusion in the required Storm Water Pollution Prevention Plan (SWPPP).

ARS will work closely with Akron and the selected design/construction firm to assemble the required information for the permit application and SWPPP.  Storm water pollution prevention measures typically used during ethanol plant construction have already been developed by ARS for other projects. Since most plants employ similar storm water controls, much of this existing information can be reused for Akron.

The following summary is provided to cover activities associated with obtaining coverage under the Iowa Construction Storm Water General Permit.

SW Task 1 – Review Site Information, Applicable Requirements, and Controls

ARS will review the facility plans and site information to initiate storm water planning activities.  As necessary, ARS will request from Akron any site-specific data necessary to fulfill IDNR requirements.

ARS will provide an assessment of construction storm water issues specific to the site, based on requirements of the Iowa General Construction Storm Water Discharge Permit.  ARS will work with Akron and the design/construction firm to provide a comprehensive, yet cost-effective, storm water runoff control plan.  The assessment will include preparing storm water runoff coefficient estimates, pollution prevention procedures, and recommending pollution prevention devices that focus on reducing soil erosion and sedimentation.

SW Task 2 – Storm Water Pollution Prevention Plan Preparation

In order for Akron to obtain coverage under a general storm water discharge permit, a site specific Storm Water Pollution Prevention Plan (SWPPP) needs to be written.  ARS will prepare a SWPPP that incorporates information regarding the site and surrounding areas, such as nearby waterways and construction/operating procedures for minimizing storm water pollution potentials.

In addition to SWPPP preparation, the general permit for construction storm water discharges requires periodic inspection and monitoring during the plant construction phase.  ARS has not included storm water inspection and monitoring activities in the current budget since they are most efficiently completed by one-site or a local contractor.

SW Task 3 – Notice of Intent (NOI)

To obtain coverage under the application general permit for construction storm water discharges, a Notice of Intent (NOI) must be completed on a set of standardized forms and provided to Iowa Department of Natural Resources (IDNR).  In Iowa, a public notice must also be submitted for publication in two newspapers of general circulation for the project location.  ARS will assist in drafting the public notice and arranging for its publication.  ARS will complete the NOI forms and attach the required proofs of publication for the public notice.

The NOI will be provided to Akron and the design/construction firm for review, and approval prior to submittal to the appropriate regulatory authority.  Any permit fees required by the agency and to publish the public notices are not part of the project budget and will be the responsibility of Akron.

SW Task 4 – Agency Questions and Follow-Up

Sometimes, questions may occur during review of a storm water permit application.  ARS will provide continuing support to Akron during the review to ensure that the construction storm water permit is processed in a timely fashion.  ARS has included a small budget to cover these services.  However, the scope and nature of such questions cannot always be predicted in advance.  If certain questions necessitate additional technical studies or the agency determines that an individual storm water permit is needed, the resulting work may require a change order to ARS’ contract.  ARS will notify Akron if these circumstances arise and provide a revised project cost estimate.  However, our experience is that receipt of significant agency questions regarding a construction storm water permit is not likely.

Industrial Storm Water Permit Application Activities

A Storm Water Pollution Prevention Plan (SWPPP) Associated with Industrial Activities must be prepared in accordance with the IDNR Industrial Storm Water General Permit.  The Industrial Storm Water General Permit has been authorized by IDNR under the State of Iowa NPDES, General Permit Number 1.  This permit is required once construction activities are complete and Akron plans to start operations at the plant.  ARS will prepare the SWPPP and associated NOI on behalf of Akron.  ARS will provide Akron with a Draft NOI for review and approval prior to the submission of the NOI.

The industrial discharge SWPPP is designed to minimize potential storm water impacts from plant operations.  ARS will work closely with Akron to include feasible pollution prevention activities in the SWPPP that maintain compliance with applicable regulations and the General Permit.

A public notice for the NOI must also be published in two highly circulated newspapers in the area.  The NOI with proof of public notice must be submitted to IDNR at least 24-hours prior to the discharge of storm water from the site once operations have commenced.  Work on the NOI and SWPPP should begin approximately 3 to 6 months prior to construction completion to allow for sufficient time to complete with activities prior to start-up.  ARS will work closely with Akron to complete SWPPP activities in accordance with IDNR requirements and under a schedule conductive to Akron’s project plans.

Once Akron has started operations and obtained coverage under IDNR’s General Permit 1 for storm water discharges associated with industrial activities, ARS will assist Akron in discontinuing coverage under their construction storm water permit.  This includes sending a Notice of Discontinuation (NOD) to the IDNR once the soil on the site is stabilized and sedimentation and erosion control structures have been removed.

Spill Prevention, Control, and Countermeasure Plan and Facility Response Plan

A Spill Prevention Control and Countermeasure (SPCC) Plan is normally required for an ethanol facility based on denaturant storage.  A Facility Response Plan (FRP) is also required when a facility stores more than one million gallons of oil or oil containing products and when a spill has the potential to cause substantial environmental harm.  Recent interpretations of the FRP rules indicated that denatured ethanol storage is subject to these requirements if the total storage exceeds the FRP threshold because of the presence of denaturant (a regulated “oil” substance) in the final product tanks.  Proximity to a nearby water body, fish and wildlife sensitive environment, and public drinking water intakes also play a role in determining FRP applicability.

ARS will complete the FRP and SPCC in accordance with applicable federal and IDNR requirements.  The plans can be incorporated into a single document and should be completed and implemented prior to start-up.  ARS will begin work on this plan several months prior to the completion of the construction activities.  A review and certification by a licensed professional engineer (P.E.) is required and ARS expects that Fagen, Inc. can provide the P.E. supervision and certifications associated with these plans.

NPDES Wastewater Discharge Permit

The discharge of pollutants is wastewater is controlled by IDNR through a permit issued pursuant to the federal NPDES.  Permit requirements are dependent on the pollutants contained within the wastewater effluent streams, the quality of the receiving water (surface and/or groundwater), and other site-specific data.  ARS recommends initiating the NPDES permitting activities early in the project.  Generally, the NPDES permit must be in-hand prior to discharging any wastewater, so this work usually occurs soon after the construction commences.  Experience shows that NPDES permits require a minimum of 180 days (6 months) to be issued, after the application is received.

Usually, an ethanol plant has several wastewater discharges which are commingled into a single effluent.  The anticipated discharges are non-contact cooling water blowdown, filter backwash, and reverse osmosis regeneration.  Boiler blowdown and minor discharge associated with water softener regeneration may also be released.  In ethanol plants, any wastewater that contacts the ethanol production process is usually treated by the biomethanator system and recycled back to the process.

Based on ARS’ experience, wastewater discharges can be handled in a number of ways, and each method presents different permitting challenges.  If the ethanol plant is located in an area with a municipal wastewater collection and treatment system, non-process wastewater can be directed to this system and discharged under the authority of the municipality’s NPDES permit.  However, under this option, a “pretreatment permit” is required in order to allow IDNR to confirm that the additional volume and pollutant load can be treated by the municipal wastewater treatment plant.  Under this discharge scenario, Akron would pay fees to the municipality based on the quantity and characteristics of their wastewater discharge.  Usually, a “pretreatment permit” is the most straightforward NPDES permitting option provided that the municipal system has adequate capacity to handle the additional discharge generated at the ethanol plant.  It is ARSs presumption that the Akron plant will be likely too far away from a municipal system for this to be permitting option.

Other wastewater options used by ethanol plants include “direct discharge” to a nearby stream, “land application” (perhaps by discharge wastewater to agricultural lands through a center pivot irrigation system), or “underground injection”.  All of these options require an NPDES discharge permit.

Based on prior experience at ethanol plants, ARS has developed the following work scope for the NPDES wastewater permit.  The budget presumes that “direct discharge” to a nearby stream is the method of wastewater disposal and that only non-processs cooling waters will be discharged (no wastewater with significant organics contamination).  ARS’ view is that “direct discharge” represents the worst-case scenario with regards to NPDES permitting, but is a common method of wastewater disposal for ethanol plants.

WW Task 1 – Facility Effluent Evaluation and Regulatory Review

ARS will evaluate the facility’s wastewater effluent, including an analysis of effluent flow, contaminants and loading issues, and baseline ground water and surface water characteristics.  This analysis will b specific to each discharge as well as the combined water effluent stream.  ARS will couple the effluent evaluation with a review of applicable IDNR requirements to determine site-specific compliance issues related to facility wastewater discharges, including necessary permitting requirements.

In order to complete this task, ARS will need information with respect to the expected wastewater discharges, including volume, flow, contaminant loading, and point of discharge.  Most of this information is typically provided in a water balance and process flow diagram.  In addition, ARS will require Material Safety Data Sheets (MSDSs) for any chemicals added to cooling towers, boilers, etc.  This information is normally provided by the design engineering firm.  Water samples from nearby source wells are also necessary and provide a basis for comparison to the quality of the effluent.  ARS will rely on the design firm to provide the necessary engineering diagrams and other support documentation for the NPDES wastewater permit application.

ARS also recommends that Akron invite IDNR representatives responsible for NPDES wastewater discharge permitting to the initial air quality pre-application meeting in order to discuss issues specific to the NPDES permit application.

WW Task 2 – NPDES Discharge Permitting Package

ARS will prepare the NPDEA permit application for submittal to IDNR.  This includes completing any standard IDNR/EPA application forms and compiling the supporting information, water balance, etc.  ARS has anticipated that a single, combined non-process wastewater stream will be discharged and our NPDES permit application costs reflect this assumption.  ARS will work closely with Akron and the design engineering firm to obtain the necessary information regarding the planned wastewater discharges for inclusion within the permit application.

WW Task 3 – Permit Review and Agency Negotiations

ARS will provide continuing assistance to Akron during the NPDES application review.  As with the other permits, ARS has included a small budget to cover these services.  However, actual costs will depend on the nature and scope of any IDNR questions.  If certain questions necessitate additional technical studies, the resulting work may require a change order to ARS’ contract.  ARS will notify Akron if these circumstances arise and provide a revised work scope and cost estimate.

If requested, ARS will review and provide comments on the draft NPDES permit.  ARS will also assist Akron in negotiating any final permit terms and conditions.  Once a final NPDES permit is issued, ARS will provide a permit summary to assist Akron with implementation and compliance.

At this time, ARS has not included permit compliance assistance, such as water sampling, analysis, and reporting.  The specific monitoring requirements will not be known until the final NPDES permit is issued.  ARS will work closely with Akron to provide the assistance necessary to comply with all wastewater discharge requirements.  Once the specific NPDES permit requirements are known, ARS will provide Akron with a proposal for ongoing NPDES compliance services, if desired.

General Tasks

Project Management & Administration

These tasks cover ARS project management and administrative expenses for each activity, such as contract booking and invoicing.  ARS will provide a technical and financial progress report each month describing the work accomplished and outlining the objectives for the next period.

Other Environmental Regulations

In addition storm water and NPDEA permitting requirements described above, other environmental permits and approvals may be required for the proposed ethanol plant.  Eventually, Akron will likely require additional environmental studies, such as a Risk Management Plan (RMP) and other site-specific permitting and compliance activities associated with the plant’s air emissions. In addition, a water appropriation permit may be required.  ARS understands that a separate company will be addressing construction-related regulatory requirements associated with the plant’s air emissions.  However, ARS can provide a proposal to assist with future air compliance activities at Akron’s request.

Budget, Schedule & Contract Items

ARS’ proposed budget for the construction storm water permit is $7,124.  The estimated budget for the industrial storm water permit is $6,252.  The estimated budget for the SPCC Plan and FRP is $6,385.  The estimated budget for the NPDES wastewater permit is $12,379.  These costs are quoted on a Time and Materials basis following ARS’ attached rate sheet and commercial terms dated June 2005.  Itemized breakdowns of the budgets are included with this proposal.  ARS has provided separate budgets for each activity, in order to provide Akron with maximum flexibility.  As a current ARS customer, Akron will receive ARS’ Preferred Customer Discount, which reduces standard labor rates by 5 percent.  Akron must be current with payment of all invoices in order to continue receiving this discount.

As with all current ARS projects, Akron will receive invoices monthly for work performed during the prior billing month.  Each invoice will be accompanied by a technical and financial progress report describing the work performed in the past month and anticipated work in the upcoming month.

Project costs assume that a General Permit is appropriate for storm water discharges, and an individual NPDES permit is needed for direct discharge.  As noted previously, agency permitting fees have not been included and will be the separate responsibility of Akron.  The design engineer will also need to provide the required P.E. certifications for the FRP and the SPCC Plan.

The construction SWPPP and NOI will be complete within 4 weeks of receiving all of the technical information from the project team, such as preliminary site construction plans, storm water pollution prevention measur3s, and outfall locations.  The construction SWPPP/NOI will generally not begin until the air permit application is submitted.  Once the air permit is issued and construction activities commence, ARS will begin work on the NPDES permit application.  The industrial SWPPP/NOI and FRP and SPCC Plan will be started several months prior to the completion off the plant’s construction.

Closing

ARS appreciates the opportunity to provide this proposal and cost quotation to Akron.  ARS is extremely well qualified to assist in securing the required environmental permits for the proposed facility.  ARS’ technical strength is our extensive ethanol industry experience, past working relationship with Akron, and our broad understanding of environmental control requirements and regulations.  I am confident that ARS will provide the necessary technical and regulatory skills to help make your new ethanol plant a success.

Akron can signify its acceptance of this proposal by signing and returning the attached work authorization forms, or by providing a purchase order or other authorization method of your choosing.  I would urge you to provide the work authorization at your earliest convenience so ARS can start the project work quickly and keep the project schedule on-track.

If there are any questions regarding our proposal, you may contact me at 970-484-7941 or by email at jwu@air-resource.com.  Thank you for considering ARS for this work.

Sincerely,

James Wu, Assistant Manager
Environmental Compliance Section

Project Budget – Environmental Permitting Support

Construction Storm Water Permit and SWPPP

Akron Riverview Corn Processors, LLC	4-Dec-06
New Facility Permitting Assistance (Akron, IA)
Budget prepared by Air Resource Specialists, Inc.; Fort Collins, CO

Tasks	Proj Manager	Tech Staff	Clerical Staff
SW Task 1 – Review Applicable Regs and Controls		8
SW Task 2 – Construction SWPPP		40	4
SW Task 3 – NOI and Supporting Information		20	4
SW Task 4 – Agency Questions		2
Management & Administration	6		6

Totals	6	70	14

Labor Summary	Hours	Rate	Budget

Project Manager	6	$120.00	$720
Tech Staff	70	$75.00	$5,250
Clerical	14	$40.00	$560

Subtotal	90		$6,530
Less 5% Preferred Customer Discount (if applicable)			$327
Subtotal			$6,204

Computer			$540
Communications			$180
Miscellaneous (maps, etc.)			$200
Travel (See below for detail)			$—

Estimated Project Budget			$7,124

Project Budget – Environmental Permitting Support

Industrial Storm Water Permit and SWPPP

Akron Riverview Corn Processors, LLC	4-Dec-06
New Facility Permitting Assistance (Akron, IA)
Budget prepared by Air Resource Specialists, Inc.; Fort Collins, CO

Tasks	Proj Manager	Tech Staff	Clerical Staff
SWPPP – Site Information and Reg Review		4
SWPPP – Plan Preparation	4	32	4
SWPPP – Facility Implementation Assistance		8
SWPPP – NOI Preparation and Submission		8	2
Constr. SWPPP – NOT and NOD Prep and Submission		2
Management & Administration	6		6

Totals	6	54	12

Labor Summary	Hours	Rate	Budget

Project Manager	10	$120.00	$1,200
Tech Staff	54	$75.00	$4,050
Clerical	12	$40.00	$480

Subtotal	76		$5,730
Less 5% Preferred Customer Discount (if applicable)			$287
Subtotal			$5,444

Computer			$456
Communications			$152
Miscellaneous (maps, etc.)			$200
Travel (See below for detail)			$—

Estimated Project Budget			$6,252

Project Budget – Environmental Permitting Support

Spill Prevention Control and Countermeasure Plan and Facility Response Plan

Akron Riverview Corn Processors, LLC	4-Dec-06
New Facility Permitting Assistance (Akron, IA)
Budget prepared by Air Resource Specialists, Inc.; Fort Collins, CO

Tasks	Proj Manager	Tech Staff	Clerical Staff
FRP & SPCC Plan – Site Information and Reg Review		8
FRP & SPCC Plan – Plan Preparation	4	40	2
FRP & SPCC Plan – Facility Implementation Assistance		10
Management & Administration	6		6

Totals	10	58	8

Labor Summary	Hours	Rate	Budget

Project Manager	10	$120.00	$1,200
Tech Staff	58	$75.00	$4,350
Clerical	8	$40.00	$320

Subtotal	76		$5,870
Less 5% Preferred Customer Discount (if applicable)			$294
Subtotal			$5,577

Computer			$456
Communications			$152
Miscellaneous (maps, etc.)			$200
Travel (See below for detail)			$—

Estimated Project Budget			$6,385

Air Resource Specialists, Inc.

Environmental Compliance Section

Labor Rates and Commercial Terms

Effective June 1, 2005

Labor Categories & Billing Rates (Labor is billed in 1/4 hour increments)

Expert Witness	$150.00
Senior Consultant/Dept Manager	$120.00
Senior Consultant/Asst Dept Manager	$110.00
Project Engineer/Scientist V	$95.00
Project Engineer/Scientist IV	$85.00
Project Engineer/Scientist III	$75.00
Project Engineer/Scientist II	$65.00
Project Engineer/Scientist I	$55.00
Administrative/Clerical Assistant	$40.00

Preferred Customer Discounts

ARS provides qualified preferred customers with a discount of 5% on labor charges.  Preferred customers are those clients who provide ARS with technical work on a non-competitive basis and who authorize such work within 30 days of receipt of a project budget from ARS.  A minimum work order size may be required to receive the preferred customer discount.  Preferred customer discounts are also provided to clients whose annual labor billings exceed $50,000.  Volume discounts are applied to any labor billings that exceed the qualifying minimum amount.  Client payment on accounts must be current to quality for any discount.

Computer Charges

Computer time for word processing, spreadsheet calculations, computer graphics, etc. is billed at $6.00 per labor hour.  Also, specialized computer work such as dispersion modeling is assessed an additional software fee to cover costs of maintaining these programs.  These fees may vary depending on the particular software program.  Software fees, where applicable, are stated in the proposal and/or project budget.  Software fees are billed only once per project.

Communications Charges

Charges for project communications are billed at $2.00 per labor hour.  This fee covers ARS costs for telephone and fax, e-mail access, in-house photocopies, normal office supplies, and postage.  Upon request, clients may be billed for project communications based on actual expenditures plus a 10% administrative fee.  However, clients who make such a request will be responsible for all labor charges associated with compiling and tracking this information.

Other Direct Costs

Other project reimbursable costs are billed at actual cost plus a 10% fee.  Examples of outside expenses include travel, outside photocopying, maps, topographic and/or meteorological data, overnight shipping, subcontract labor, and other project supplies provided by third parties.

Ambient Air & Meteorological Monitoring Equipment Charges

Capital equipment for air monitoring may be purchased on behalf of client at actual cost plus 10% handling or leased to client for a monthly fee of 10% capital cost (12-month minimum lease).  Leasing fees beyond the 12th month are reduced to 5% of capital cost per month.  Expendable supplies associated with monitoring equipment are billed at actual cost plus a 10% fee.

Warranties

ARS warrants that all work will be performed using the care and diligence equal to or superior to industry standard work practices.  All work is warranted to be free of calculation errors and other similar errors.  ARS will replace any and all defective work at no charge to the client upon notification by the client that such errors exist within 30 days of receipt of such work from ARS.

Insurance

ARS carries standard insurance coverage, including general liability, auto liability, and workman’s compensation.  Upon request, ARS agrees to provide certificates documenting insurance coverage to clients and meet other requests such as naming client as an insured on each policy.  Costs incurred by ARS to meet any client specified insurance requirements will be billed to client.

Limitations on Liability

In all cases, the liability for warranties and other claims against ARS are limited to no greater than the contract value.

Confidential Information

ARS will maintain confidentiality of all project technical information provided by the client during the course of this project.  ARS will not disclose such information to third parties without prior approval of the client.  This confidentiality agreement excludes any information that is disclosed directly by client to other outside parties or becomes public information through no fault of ARS.  The client agrees that ARS may use client’s name and a description of the work, for use in soliciting work from other clients.

Terms of Payment

Terms of payment are Net 30 days.  Unpaid invoices are subject to interest charges at the rate of 1½ % per month on the unpaid balance.  Interest charges are waived for any questioned billings provided that the client provides written notification to ARS challenging the basis for such billings within 30 days of receipt of the invoice.

For further information contact:

D. Howard Gebhart

Manager, Environmental Compliance Section

Air Resource Specialists, Inc.

1901 Sharp Point Drive Suite E

Fort Collins, CO  80525

Telephone: 970-484-7941  Fax: 970-484-3423

e-mail:  hgebhart@air-resource.com

Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423

WORK AUTHORIZATION FORM

Client:	Akron Riverview Corn Processors, LLC
c/o Mr. Steve Roe
4808 F Avenue
Marcus, Iowa 51035

Description:	Spill Prevention Control and Countermeasure Plan and Facility Response Plant for dry-mill ethanol plant located near Akron, IA.

Budget:	$6,385

Terms:

Time & Materials basis. ARS labor rates and commercial terms dated June 1, 2005 apply (attached). ARS agrees not to exceed the authorized budget without prior approval by Client. ARS will invoice Client monthly for project expenses accrued during the previous month. Invoices are payable in 30 days. Late payment is subject to interest at 1.5 percent per month on the unpaid balance.

Approved by:	AKRON RIVERVIEW CORN PROCESSORS, LLC

	Signature:	/s/ Stephen G. Roe

	Title:	General Manager

	Date:	12/6/06

Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423

WORK AUTHORIZATION FORM

Client:	Akron Riverview Corn Processors, LLC
c/o Mr. Steve Roe
4808 F Avenue
Marcus, Iowa 51035

Description:	Industrial stormwater permit application for a dry-mill ethanol plant located near Akron, IA.

Budget:	$6,252

Terms:

Time & Materials basis. ARS labor rates and commercial terms dated June 1, 2005 apply (attached). ARS agrees not to exceed the authorized budget without prior approval by Client. ARS will invoice Client monthly for project expenses accrued during the previous month. Invoices are payable in 30 days. Late payment is subject to interest at 1.5 percent per month on the unpaid balance.

Approved by:	AKRON RIVERVIEW CORN PROCESSORS, LLC

	Signature:	/s/ Stephen G. Roe

	Title:	General Manager

	Date:	12/6/06

Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423

WORK AUTHORIZATION FORM

Client:	Akron Riverview Corn Processors, LLC
c/o Mr. Steve Roe
4808 F Avenue
Marcus, Iowa 51035

Description:	Construction stormwater permit application for a dry-mill ethanol plant located near Akron, IA.

Budget:	$7,124

Terms:

Time & Materials basis. ARS labor rates and commercial terms dated June 1, 2005 apply (attached). ARS agrees not to exceed the authorized budget without prior approval by Client. ARS will invoice Client monthly for project expenses accrued during the previous month. Invoices are payable in 30 days. Late payment is subject to interest at 1.5 percent per month on the unpaid balance.

Approved by:	AKRON RIVERVIEW CORN PROCESSORS, LLC

	Signature:	/s/ Stephen G. Roe

	Title:	General Manager

	Date:	12/6/06